                               EXHIBIT (99)


   FOR IMMEDIATE RELEASE       FOR MORE INFORMATION CONTACT:
   07/18/94                    Blockbuster Entertainment -
                               Gregory K. Fairbanks, Sr. V.P.  305/832-3000
                               Discovery Zone -
                               Robert Mitchum, Sr. V.P.  312/616-3809
                               McDonald's Corp. -
                               Chuck Ebeling, Media  708/575-6150
                               Patty Paul, Investor  708/575-3499



                 LEAPS AND BOUNDS MERGES WITH DISCOVERY ZONE;

            McDONALD'S, BLOCKBUSTER AND DISCOVERY ZONE JOIN FORCES

                           IN FAMILY ENTERTAINMENT


        CHICAGO, IL -- Discovery Zone, Inc. (NASDAQ: ZONE) and McDonald's Corporation (NYSE: MCD) today announced that they have reached an agreement in principle by which Discovery Zone will acquire all of the outstanding capital stock of Leaps & Bounds, Inc., a wholly-owned subsidiary of McDonald's. Discovery Zone will issue to McDonald's 5,500,000 shares of Discovery Zone common stock for the acquisition, which shares will be subject to restrictions on resale and to adjustment under certain circumstances customary in transactions of this type. Further terms of the transaction were not disclosed. Leaps & Bounds owns and operates 49 children's indoor entertainment and fitness facilities and related real estate across the United States.

        Discovery Zone also reported that Blockbuster Entertainment Corporation (NYSE: BV) reached an agreement in principle to exercise its option to increase its equity interest in Discovery Zone to 50.1 percent. Blockbuster currently owns approximately 20 percent of Discovery Zone's common stock. Blockbuster will acquire most of the additional shares of Discovery Zone from DKB Investments, L.P., which is currently Discovery Zone's largest stockholder.

        Separately, Discovery Zone and Blockbuster announced that they have reached an agreement in principle whereby Discovery Zone will acquire all of the franchised Discovery Zone FunCenters and territories currently owned by Blockbuster. Discovery Zone will issue to Blockbuster 4,500,000 shares of Discovery Zone common stock for the acquisition, which shares will be subject to adjustment under certain circumstances customary in transactions of this type. Blockbuster currently owns and operates 57 FunCenters.

        Donald F. Flynn, Discovery Zone's Chairman and CEO, said, "Today marks the beginning of a cooperative venture among Discovery Zone, Blockbuster and McDonald's that results in a winning combination in children's entertainment. The merger of the two pioneers in the industry -- Discovery Zone and Leaps & Bounds -- combined with the ideas and resources of McDonald's and Blockbuster, will produce a formidable company of enormous value to our customers and our stockholders.

        "Blockbuster was an early supporter of our concept, and has been an outstanding partner in developing it. The exercise of their option is further evidence of that support. Our acquisition of their FunCenters and territories allows us to more efficiently develop our business and combine our resources.

        "We welcome McDonald's as an equity investor in Discovery Zone, and we look forward to a mutually beneficial relationship."

        Michael R. Quinlan, Chairman and CEO of McDonald's Corporation, said, "Combining Leaps & Bounds with Discovery Zone allows McDonald's to share in the future growth of this dynamic industry, while also enabling us to stay sharply focused on our global foodservice business."

        Quinlan added that he expects the transaction to have an insignificant impact on 1994 financial results.

        H. Wayne Huizenga, Chairman and Chief Executive Officer of Blockbuster, commented that "the combination of Discovery Zone and Leaps & Bounds creates a preeminent children's entertainment company. Out-of-home entertainment for children is a rapidly expanding industry both domestically and internationally. Our increased ownership of Discovery Zone will enable us to capitalize on these growth opportunities while at the same time realizing the benefits of cross-promoting these businesses with our video and music stores."

        Consummation of all three transactions is expected to occur in August 1994 and is subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Act.


                       #              #              #